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                                                                     Exhibit (n)



 Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in Pre-Effective Amendment No. 2 to the 1933 Act Registration Statement (Form N-6 No. 333-191329) and Amendment No. 166 to the 1940 Act Registration Statement (Form N-6 No. 811-08557) pertaining to Lincoln Life Flexible Premium Variable Life Account M, and to the use therein of our reports dated (a) April 2, 2013, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company and (b) April 2, 2013, with respect to the financial statements of Lincoln Life Flexible Premium Variable Life Account M for the registration of an indefinite number of units of interest in variable life insurance contracts.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 30, 2013